ETF OPPORTUNITIES TRUST 485BPOS

Exhibit 99(h)(110)

August 21, 2025

Board of Trustees
ETF Opportunities Trust
8370 Stony Point Parkway, Suite 205
Richmond, VA 23235

RE: ETF Opportunities Trust (the “Trust”) – Fee Waiver for the Brookmont Dividend Growth ETF (the “Fund”)

Dear Trustees:

This letter confirms the agreement of Brookmont Capital Management, LLC (“Adviser”) to waive its investment advisory fee under the Investment Advisory Agreement between the Adviser and the Trust with respect to the Fund by 16 basis points (bps), from 65 bps to 49 bps.

The Trust and the Adviser agree that the foregoing fee waiver for the Fund is effective from commencement of the Fund through April 30, 2027. This waiver may only be terminated by the Fund's Board of Trustees (and not by the Adviser) prior to such date.

Your signature below acknowledges acceptance of this letter agreement:

Brookmont Capital Management, LLC

By:	/s/ Ethan Powell
Ethan Powell
Title: Principal and Chief Investment Officer

ETF Opportunities Trust

By:	/s/ David A. Bogaert
Name:	David A. Bogaert
Title:	President